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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number:

(Check One):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [x] Form 10-Q
              [ ] Form N-SAR
                  For Period Ended:  September 30, 2001

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:


PART I - REGISTRANT INFORMATION

Full name of Registrant:                    BW Acquisition, Inc.
Address of Principal Executive Office:      1000 G Street, 2nd Floor
City, State and Zip Code:                   Sacramento, CA 95814


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

     [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12B-25 (c) has been attached if applicable.

PART III - NARRATIVE:

The late filing is due to an unanticipated delay in the review of the financial statements by the Company's independent accountant, and this could not be eliminated without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          William F. Webster              (916)                    321-4427
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              (Name)                   (Area Code)            (Telephone Number)

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(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [x] Yes   [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [x] No
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                               BW ACQUSITION, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE   11-14-01                             BY:    William F. Webster
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